FOR IMMEDIATE RELEASE

For further information contact:

John R. Bailey
Senior Vice President and Chief Financial Officer
(972) 633-4037

Russell J. Iorio
Director of Investor Communications
(972) 633-4042

                  HEARTLAND SELLS $125 MILLION OF SENIOR NOTES

Dallas, Texas -- December 20, 1996 -- Heartland Wireless Communications, Inc. (Nasdaq NMS -- HART) today announced that it has sold $125.0 million aggregate principal amount of 14% Senior Notes due 2004 through a Rule 144A offering. Funds sufficient to pay the first three interest payments on the Notes was placed in escrow. Heartland plans to utilize the net proceeds from the sale primarily for its system construction, development, launch and expansion activities and for subscriber growth in its 54 operating wireless cable systems.

Mr. David E. Webb, President and Chief Executive Officer of Heartland, commented, "We are proud that we were able to successfully complete the sale of the Notes under extremely difficult market conditions. Although certain sectors of the wireless cable industry have come under recent pressure, we believe that the completion of this offering affirms that Heartland's business strategy of providing affordable cable television programming to households that are unpassed by traditional hard-wire cable systems remains firmly intact."

                                ***************

Heartland Wireless Communications, Inc. is America's largest wireless cable television company. Pro-forma for previously announced acquisitions and divestitures, Heartland currently holds wireless cable channel rights in 95 small to mid-size markets located in the central United States, representing approximately 10.3 million households, approximately 9.2 million of which can be served by line-of-sight transmissions. Furthermore, Heartland estimates that within these markets approximately 3.7 million households are currently unpassed by traditional hard-wire cable systems. At November 30, 1996, Heartland had 54 markets with systems in operation, providing wireless cable service to an aggregate of approximately 231,245 subscribers. In addition, Heartland owns a 21% equity interest in Wireless One, Inc. (Nasdaq NMS --
WIRL), the largest rural wireless cable television operator in the southeastern United States, and owns a 37% pro forma equity interest in CS Wireless Systems, Inc., one of the largest wireless cable television companies in the United States in terms of subscribers and line-of-sight households.

                                      ooo

   200 Chisholm Place, Suite 200 o Plano, Texas  75075 o 972-423-9494 o Fax:
                                 972-633-0074